Exhibit 10.11
LOAN CONTRACT

RURAL CREDIT COOPERATIVE OF SHANDONG

LOAN CONTRACT

(YISHUI) RCC LOAN(2010) 125#

BORROWER (FULL NAME):     SHANDONG LONGKONG TRAVEL DEVELOPMENT CO., LTD

LENDER (FULL NAME):             YISHUI RURAL CREDIT COOPERATIVE

According to certain National laws and Regulations, both parties agreed to sign the contract.

I.  Loan

1.  Loan type: short term working capital loan

2.  Loan purpose: Business operating facilities update & material purchase.

3.  Amount of Loan: Chinese RENMINBI, Ten million Yuan

4.  The Term of Loan

(1)  The Term of Loan as following:

Releasing Date & Amount		Due Date & Amount
DATE	AMOUNT	DATE	AMOUNT
2010-5-24	10,000,000.00	2011-4-20	10,000,000.00

(The items are not included in above form but attached later should be the part of the Contract.)

(2) The amount, the releasing date or the due date of the loan that describing in the Contract are different from that on the accounting book, the information on the accounting book shall be the final conclusion. The accounting book related to above information shall be regarded as a part of the Contract with the same legal effect.

5.  Loan Interest Rate and Computation.

RENMINBI loan interest calculation should be made by following 2nd method:

(1)  Floating Rate

The floating rate will be _____(up/down) at the basic rate, execution rate shall be _____%. The less Five years term (including five years) loan applies to the rate that issued by The People's Bank Of China; The more that five years term loan interesting rate shall be that the rate issued by The People's Bank Of China "PLUS" _____ ratio percentage.

The rate adjustment shall in every _____months as a adjustment circle. In the case of that the basic rate is adjusted by The People's Bank Of China, the Lender shall renew the rate calculated by above method and the new basic rate considering of the class of the loan term, the effective date shall be started at the date that the same borrowing day of the first month of the next adjustment circle after the new Adjusted Rate is issued. The Borrower is acknowledging that the adjustment is without notice. The date of the basic rate adjustment is the same day to the Loan beginning day, or the same day of the first month of the adjustment circle. From the date of the basic rate adjustment day, the new loan interest rate will be set. If there is no the same day of the month to the loan beginning day, the last day of the month shall be the borrowing day.

(2)  Fixed rate

The loan interest rate shall be up 100% at the basis rate, execution rate shall be 10.62% till the loan end date. The rate to the less than five years(including five years) term loan shall apply to the same loan rate issued by The People's Bank Of China; the rate to the more than five years term loan shall be the basic rate issued by The People's Bank Of China "PLUS" ______ ratio percentage.

The foreign currency loan interest rate shall be made by the item __NULL_of the following items:

(1)  The rate floating in _____months and Calculated by the method of _____(In capital words) months _______(LIBOR/HIBOR) + ____% . LIBOR/HIBOR is the borrowing interest rate in LONDON/HONKONG financial industry prior two days to the loan beginning day and announced by the Reuters News Agency.

(2)  Execution annual rate shall be ____% till the loan end date.

(3)  Other computation method ________________________.

6.  Interest Computation

The interest of the loan under the Contract is calculated in every month, the computation day is the 20th day of every month. The borrower shall pay the interest every month at the above day. If the last interest pay day is not in the computation circle, the unpaid interest shall be completed with principal. (Day rate = Month rate/30)

II.  The Lender is entitled to refusal to provide the Borrower the loan that agreed under the Contract, if one of the following items is sufficiently satisfied.

1.  The Borrower shall open a basic deposit account with the Lender

2.  The borrower shall provide the Lender all the necessary document, information that required by the Lender.

3.  If the Loan is a foreign currency loan, the Borrower shall provide the Lender all the necessary authorized Approval, Registration Permit and other legal processing document.

4.  Any mortgage, pledge warrant in connection with the loan under the Contract, the legal processing of the registration and/or insurance etc. is completed with the requirement of the lender, and the warrant, insurance is continuous valid. Any guarantee in connection with the loan under the Contract, the borrower shall ensure the lender that the guarantee contract has been signed and effective.

III.  The rights and obligations of the Lender.

1.  The lender has the right to acknowledge the business operating, the financial activities, material and inventory, loan flowing of the Borrower, to ask the borrower for the financial statement, documents and information.

2.  The events that described in section IV, item 7,8,10 (include but not limited) occur to borrower, and will bring the Borrower the complication or impact to the safety of the loan, the Lender may refuse to provide the loan or withdraw the loan in advance.

3.  The loan principal, interest, penalty, compound interest and the other payable expense that the Lender may withdraw or withdraw in advance under the Contract, the Lender may directly deduct from any Borrower's account.

4.  The money the Borrower paid to the Lender is insufficient to cover the amount payable under the Contract, the Lender may determine to pay suitable payment, such as loan principal, interest, penalty, compound interest or other expenses.

5.  The Borrower fails to pay back the loan, the Lender may disclose the fact in public that the Borrower broke the Contract.

6.  The Lender shall provide the Borrower the loan in full amount scheduled under the Contract.

IV.  Borrower's commitments:

1.  The borrower is entitled to the access to the loan and to use it.

2.  The account opened pursuant to the section II under the contract, shall be used for deposit and settlement between the both parties.

3.  The loan under the contract is a foreign currency loan, the Authorized approval, registration permit and other legal processing document in connection with the loan shall be completed pursuant to certain laws and regulations.

4.  The borrower shall pay the principal and interest as scheduled. The borrower may needs a extension for the loan set forth, a writing request shall be raised out in 15 working days before the loan end date, a renewal contract between the both parties shall be signed with the consent from the Lender.

5.  To use the loan in a manner of respecting the Loan purpose under the Contract, no impropriation or other purposes is allowed to carry out.

6.  The Borrower shall monthly provide the Lender the true, complete, valid financial statement, or other documents and information, and assistant the Lender to review its business operating, financial activities, and the loan flows.

7.  Such events occur to the borrower: operating in a contract, lease, shareholding reform, affiliation, merger, acquisition, split, joint venture, asset transfer, apply for suspension and reform, apply for dismiss, apply for bankrupt and other events may affect the liability between the creditor and debtor, or the actions may impact the Leading party to complete the creditor's rights, a writing notice letter shall be provide to the Lender in advance, with the consent from the Lender, to start processing the debt paying-back or complete the debt paying-back in advance before the forth events occurs, otherwise, the above activities and actions is prohibited to carry out.

8.  Any events other than described in the previous paragraph occur to the Borrower may cause material effect to fulfill the paying-back of the loan, such as, business suspension, business activities dormant, registration cancellation, withdraw of business license, corporate representative involved into a criminal, material lawsuit and arbitration involved, difficult situation in business operation, financial statement worsening, etc. the Lender shall be provided a writing notice, a protective measure to creditor shall be carried out with the consent from the Lender.

9.  The Borrower provides a debt guarantee for the thirty party, or in connection with a mortgage, pledge with its major asset or property to a thirty party, may affect its ability to repay the debt under the Contract, a writing knowledge shall be provide to the Lender, and a approval from the Lender shall be obtained.

10.   The borrower shall not withdraw the capital, transfer the asset, or transfer the company share illegally to Welch from the Lender.

11.  The borrower changes it registered business name, corporation representative, registered business address, business scope, a writing notice shall be provided to the Lender in time.

12.   Such events occur to the guarantor under the Contract, business suspension, business dormant, registration cancellation, withdraw of the business license, bankrupt and business loss, etc. it may cause the guarantor partly or fully lose the guarantee power in connection with the loan under the Contract, or the guaranty, pledged items, pledged usufruct depreciates, the Borrower shall provide the Lender other alterative guarantee in time.

13.   The borrower shall bear all such cost or expenses in connection with the loan under the Contract, legal consult service charge, insurance, transportation, evaluation, registration, keeping, identify, notarization. Etc.

V.  Repayment in advance.

      Consent shall be obtained from the Lender when the Borrower determines to repay the loan in advance; the Lender agrees with the repaying in advance, the interest shall be calculated by the 1st item as following:

1.  Interest shall be calculated pursuant to the items describe the borrowing duration and the interest computation under the Contract.

2.  Floating up _______% at the basic of execution rate under the Contract.

VI.  Breach of faith.

1.  The Lender failed to provide the Borrower the loan, and caused loss to the Borrower, the penalty that calculated with the related amount and days delayed shall be paid to the Borrower. The computation method is same to the overdue loan interest computation with the same term.

2.  The Borrower failed to repay the principal of the loan in the period agreed in the Contract, the Lender shall increase the interest rate by 50% to the overdue loan at the basic of the rate agreed in the Contract as the penalty till the principal and interest repaying is completed. During the overdue period, in such event that The People's Bank Of China increases the basic loan interest rate, accordingly, the penalty interest rate shall be increased at the same time.

3.  The Borrower use the loan not pursuant to the items that describing the loan purpose under the contract, the Lender shall increase the interest rate by 100% to the part of the loan that is misused as a penalty till the principal and interest are fully repaid. During the overdue period, for RENMINBI loan, in such event that The People's Bank Of China increase the loan interest, accordingly, the penalty interest rate shall be increased at the same time.

4.  For unpaid payable interest, the Lender shall charge the compound interest pursuant to the regulation issued by The People's Bank Of China.

5.  The Borrower breaks the items that describing the Borrower's obligation under the Contract, The Lender may be entitled to ask the Borrower to correct the action that broke the contract, may refuse to continue provide the loan, may withdraw the loan has be provided in advance, may declare that the loam term expired immediately and take some protective measures.

6.  Any guarantor in the guarantee contract in connection with the loan Contract breaks the items describing its obligation under the guarantee contract, the Lender may be entitled to declare that the loam term expired immediately and take some protective measures.

7.  In such event that the borrower breaks the items under the Contract, cause the Lender to take the action such as lawsuit or arbitration to archive its rights, the borrower shall take the lawyer service charge, business travel fee and other expenses occur to the Lender as its sole responsibility.

VII. Guarantee of the loan

The guarantee of the loan under the Contract is PLEDGE, the guarantee contract shall be singed separately. If any Mortgage of Maximum Amount, display the mortgage contract serial number here______________.

VIII. Solution of dispute

Both parties agree that any dispute shall be resolve by negotiation between them, the following action as a option:

  1. Lawsuit. Resolved by the court that has the jurisdiction to the Lender.

  2. Arbitration. Resolved by a arbitrator ________________(full name of the arbitration agency) under the Arbitration Rules and Procedures.

     The items of the Contract not in connection with the disputes shall be continued to carry on in the processing of the lawsuit or arbitration.

IX. Other matters

   The Borrower commits that failing to fulfill the obligation under the Contract, a Law Enforcement order shall be accepted.

Sealed by Yishui rural credit cooperative, signed by ZHANG SHANJIU

X. Become effective

   The Contract shall be effective after signed or sealed by both parties.

XI. The Duplicates of the Contract

   The contract is made out in 3 duplicates; having the same legal enforcement, each for the borrower, the lender, the guarantor.

XII. Note.

   The Lender friendly reminds the Borrower to acknowledge that all the items of the Contract shall be understood completely and correctly, the Lender has provided the not for certain items of the contract as the Borrower requested. The both parties agree to the rights and obligations under the Contract in common.

  The Borrower: (seal)        Shandong Longkong Travel Development co., Ltd （sealed）

Signature:                          /s/ ZHANG SHANJIU

   By corporate representative or Proxy

The Lender:  (Seal)           Yishui rural credit cooperative  (sealed)

Signature:                          /s/  QI JIANGANG

   By corporation representative or Proxy

Date:                                24-5-2010

              Signed in the place of: YISHUI RCC Office

RIGHTSPLEDGE CONTRACT

RURAL CREDIT COOPERATIVE OF SHANDONG

RIGHTSPLEDGE CONTRACT
YISHUI RCC RP2010 005#

The Pledgee: (full name) YISHUI RURAL CREDIT COOPERATIVE

The Pledger:(full name) SHANDONG LONGKONG TRAVEL DEVELOPMENT CO., LTD.

To ensure the contract:  YISHUI RCC LOAN 2010,125# LOAN CONTRACT(hereinafter referred Main Contract) signed between Shandong longkon travel development Co., Ltd (hereinafter referred Pledger) and Yishui rural credit cooperative (hereinafter referred Pledgee),to carry out properly, the Pledger would guarantee the debt between thedebter and the Pledger under the Main Contract. And signed thecontract under the state laws and regulations.

I.  The kind of the Main rights of the creditor, the amount of the Principal

The guaranteed main right of the creditor is: short term working capital loan, the amount of the principal is: RENMINBI Ten Million Yuan. (currency and amount written in capital).

II. The scope of the Pledge.

The scope of the Pledge including the principal of the debt, interest, penalty interest, compound interest, penalty, damage compensation, and lawsuit charge, legal service fee, disposal of the rights of pledge service charge, transfer fee and other expenses occur to the Pledgee to accomplish its right.

III. The pledge rights define

1.  The pledgee agree that the following property rights: the usufruct (see pledge list 2010-005) shall be the pledge right, the above pledge as a part of the Rightspledge Contract.
2. the above right shall be valued amount: (RENMINBI) sixty five million, six-hundred eighty four thousand, and six hundred Yuan; the final value shall be equal to the value that disposal of the property right.

IV. The pledger’s undertaking
1.	The Pledge right shall be owned by the Pledger with the complete, indisputable ownership and the right of disposal.

2.	The pledge right is transferable.

3.	No such event occurred to the above pledge right, cancellation, disputable, seal up by authorities, frozen, etc.

4.
The pledge is a fixed deposit which is deposit in a full amount and withdraw in a full amount and term-renewing automatically, in such event, the Pledger shall give up the automatic term-renewal. The pledge is a remaining principal and withdrawing interest deposit, the interest withdrawal shall be suspended during the pledge, be rehabilitated till the loan is repaid completely, no compound interest is considered.

5.	Agree to process the Stop-Payment under the terms of the Mortgage warrant.

6.	The Pledgee does not need to provide the Pledger’s ID card, private seal, password when the pledge is disposed by the Pledgee.

7.	The pledger has obtained the consent from the co-possessor to pledge the property right.

8.	No any event occurred to the pledge that may cause the Pledgee failing to accomplish the pledge right.

V. Power of Pledge Rights

The power of the pledge rights is based on the accession right and the Fructus of the pledged rights.

VI. The transfer and keeping of the warrant of the pledge right.

The power of the pledge right, the accessory rights and propagation of the pledge right.

1.	The Warrant of the pledge right shall be provide to the pledge in ___days after the contract is signed.

2.	The pledge is a bank draft, cashier’s cheque, cheque, and other warrant that need to endorse, a “PLEDGE” symbol shall be endorsed on it.

3.
The Pledger shall complete all the necessary Pledge registration on the authorities, and other legal processing documents. The official copies of above registration and documents shall be provided to the Pledgee.

4.
Without the consent of the Pledgee, the Pledger shall not transfer the pledge, bestowal or authorize to a thirty party. If any above action approved by the Pledgee, the income from the above action shall be paid to the Pledge for balancing the debt under the Main Contract, or withdraw from the thirty party which the Pledgee and Pledger both agreed in common.

5.
The Pledgee shall keep the warrant of the Pledge in a good manner. The bad keeping of the above warrant, causes the warrant damaged, lost or bring the pledger a material loss, the Pledgee shall take a sole responsibility of compensation to the Pledger. The debtor complete repaying the debt under the Main Contract, the Warrant of the pledge shall be returned to the Pledger in time.

6.
In such event that a material depreciation occurs to the Pledge right, it may cause certain impediment to the Pledgee to accomplish his pledge right, the pledger shall provide the pledge a accepted Guarantee. Otherwise, the Pledgee may dispose the pledge by auction or sell the pledge. The income from the above action shall be repaid to the debt under the Main Contract, or withdraw from the thirty party which agreed by both parties in common.

VII. The cost and Expenses

The pledger shall take the sole responsibility of such expenses for defining the pledge right, evaluation, keeping, registration, notarization, drawing.

VIII. Accomplishment of the pledge right

1.
The debt term under the Main Contract expired, and the debt is still unpaid, the Pledgee may convert the Pledge into money by sale, auction to accomplish its priority of compensation. The above “term expired” including such event that the debt term under the Main Contract is declared expired by certain item under the Main Contract or enforced by state laws or regulations.

2.
The pledge term expired before the debt term under the Main Contract expiration, the Pledgee may convert the pledge right into money to pay the debt under the Main Contract, or withdraw from the thirty party which the both parties agreed to.

3.	pledgor is more two person, the Pledge may dispose any or each pledgor’s pledged right when he is realizing the pledge right.

IX. Breach of faith.

1.
Both the Pledgee and the Pledger shall abide by the contract after it becomes effective. Otherwise, the party who breaks the contract shall take the sole responsibility of the compensation to another party.

2.	Such events as following occur to the Pledger, and bring a loss to the Pledgee, the Pledger shall provide the Pledgee a compensation in full payment.

(1)	Such events occurred to the Pledge is being hidden by the Pledger: co-possessing, dispute, warrant cancellation, dissent, seal-up by an authority, being frozen, being monitored, etc.

(2)	The Pledger presume to dispose the pledge right without writing consent from the Pledgee.

(3)	The other actions that break the contract or affect the Pledgee to accomplish its right.

X. Solution of the dispute

Any dispute shall be resolve by the negotiation between the Pledgee and the Pledger, the following item 1 as an option:

1.	Lawsuit. resolved by the court in Ledgee’s business area

2.	Arbitration. Resolved by a arbitrator _________________(full name) under the Arbitration Laws and Regulations.

The items of the Contract not in connection with the disputes shall be continued to carry on in the processing of the lawsuit or arbitration.

XI. Other matters.

The Pledger has received and reviewed the guaranteed Main Contract.

The Guarantor (Pledger) commits that failing to fulfill the obligation, a Law enforcement order shall be accepted.

Sealed by Shandong longon tourism developing Co.,Ltd, signed by ZHAN SHANJIU.

XII. Become effective.

The contract shall be set by the day it is signed, become effective after the Warrant of the Pledge is deliverd to the Pledgee. If any registration required for the contract, shall be effective after the registration.

VIII. Total 3 duplicates for the contract, each party hold one, with the same laws enforcement.

XIIII. Note.

The Ledgee reminds the Ledger to acknowledge that all the items of the Contract shall be understood completely and correctly, the Pledgee has provided the note for certain items of the contract as the Pledger requested. The both parties agree to the rights and obligations under the Contract in common.

The Pledgee: (seale) YISHUI Rural Credit cooperative  (sealed)
Signature:   QI JIANGANG   (signed)
(By corporate representative or proxy)

The Pledger: (seale) Shandong longkong travel development Co., Ltd (sealed)
Signature:  ZHANG SHANJIU  (signed)
(By corporate representative or proxy)

Date:  24-5-2010
In the place of: YISHUI RCC office.